AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CAVICO CORP.

Pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DCCL”), CAVICO CORP., a Delaware corporation (the ‘Corporation”), hereby certifies as follows:

FIRST:
The present name of the Corporation is CAVICO CORP. The date of filing of the original Certificate of Incorporation of the Corporation (“Certificate”) with the Secretary of State of the State of Delaware was September 13, 2004, which Certificate was amended pursuant to a Certificate of Amendment filed with the Secretary of State of the State of Delaware on November 10, 2004, and amended pursuant to a Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 2, 2006, and amended pursuant to a Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 11, 2006.

SECOND:
This amendment and restatement of the Corporation’s Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the DCCL, and amends and replaces in its entirety the Certificate of Incorporation of the Corporation as heretofore amended or supplemented.

THIRD:	The text of the Certificate of Incorporation of the Corporation is amended and restated by this Amended and Restated Certificate of Incorporation to read in full as follows:

ARTICLE FIRST

The name of this Corporation is CAVICO CORP.

ARTICLE SECOND

Its registered office in the State of Delaware is located at 3422 Old Capitol Trail, Suite 700, Wilmington, Delaware 19808, County of New Castle, USA. The name and address of its registered agent is Delaware Business Incorporators Inc., Agent #9073477, Telephone: 302-996-5819 Toll-Free: 1-800-423-2993 Fax: 302-996-5818.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect such purpose and all powers and privileges now or hereafter conferred by the laws of the State of Delaware upon corporations formed under the DGCL.

ARTICLE FOURTH

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is THREE HUNDRED TWENTY-FIVE million (325,000,000) shares which shall be divided into two classes as follows:

(a) TWENTY FIVE million (25,000,000) shares of Preferred Stock with a par value of $0.001 per share; and

(b) THREE HUNDRED million (300,000,000) shares of Common Stock with a par value of $0.001 per share.

A statement of the voting powers and of the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each class of stock of the Corporation, is as follows:

(1)  In General

No holders of shares of this Corporation of any class, or of bonds, debentures or other securities convertible into stock of any class, shall be entitled as of right to subscribe for, purchase, or receive any stock of any class whether now or hereafter authorized, or any bonds, debentures or other securities whether now or hereafter authorized, convertible into stock of any class, or any stock into which said bonds, debentures or other securities may be convertible, and all such additional shares of stock, debentures or other securities, together with the stock into which the same may be converted, may be issued and disposed of by the Board of Directors to such persons and on such terms and for such consideration (as far as may be permitted by law) as the Board of Directors in their absolute discretion may deem advisable. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Certificate of Incorporation.

(2)  Preferred Stock

The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is also expressly authorized to fix: the consideration for which the shares of such series are to be issued; the number of shares constituting such series; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or non-cumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; the redemption price or prices and other terms of redemption, if any, for shares of such series; and any and all other preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series.

(3)  Common Stock

(a)	Subject to preferences and rights to which holders of stock other than the Common Stock may have become entitled by resolution or resolutions of the Board of Directors as hereinbefore provided, such dividends (payable in cash, stock, or otherwise) as may be determined by the Board of Directors may be declared and paid out of funds legally available therefore upon the Common Stock from time to time.

(b)	In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled to share ratably in all assets available for distribution to the shareholders, subject to preferences and rights to which the holders of stock other than the Common Stock may have become entitled by resolution or resolutions of the Board of Directors as hereinbefore provided. (c) The holders of Common Stock shall be entitled to one vote for each of the shares held by them of record at the time for determining holders thereof entitled to vote.

ARTICLE FIFTH

No Director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such Director as a Director. Notwithstanding the foregoing, a Director shall be liable to the extent provided by applicable law (i) for breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.  The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatever.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by Authorized Person Timothy D Pham, Vice President, on this 5th day of March 2009, and attested by the members of the Board:

By Authorized Person:	/s/ Timothy D. Pham
Timothy D. Pham, Vice President

Attest:

/s/ Ha Quang Bui	/s/ Hung Manh Tran
Ha Quang Bui, Chairman	Hung Manh Tran, Director

/s/ Giang Linh Bui	/s/ Hieu Van Phan
Giang Linh Bui, Director	Hieu Van Phan, Director

/s/ Hai thanh Tran	/s/ Timothy Dac Pham
Hai thanh Tran, Director	Timothy Dac Pham, Director

/s/ Thanh Binh Huynh	/s/ Tuan Duong Hoang
Thanh Binh Huynh, Director	Tuan Duong Hoang, Director

/s/ Madhava Rao Mankal
Madhava Rao Mankal, Director